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                                                                   EXHIBIT 10.39

                              SUNROCK CAPITAL CORP.
                                 11 PENN CENTER
                               1835 MARKET STREET
                             PHILADELPHIA, PA 19103

                                   May 5, 1999

DSI Toys, Inc.
1100 West Sam Houston Parkway (North)
Suite A
Houston, Texas  77043

         Re:       Temporary Increase in Advance Rates

Gentlemen:

         Reference is made to the Loan and Security Agreement, dated as of February 2, 1999 (the "Loan Agreement"), by and between Sunrock Capital Corp., a Delaware corporation ("Sunrock"), and DSI Toys, Inc., a Texas corporation (the "Borrower"). Unless otherwise indicated, all capitalized terms used but not defined herein shall have the meanings assigned to them in the Loan Agreement.

         Borrower has requested that Sunrock increase the advance rates set forth in Section 2.2(ii) of the Loan Agreement in effect during the period commencing on the date hereof and extending through June 1, 1999. Sunrock, in the exercise of its discretion as a prudent lender, has agreed to increase such advance rates in the manner and subject at all times to the conditions set forth in this letter agreement.

         At the request of the Borrower, Sunrock hereby agrees that in addition to the Loans permitted under Section 2.1 of the Loan Agreement, but at all times subject to the terms and conditions contained in the Loan Agreement (including, without limitation, the provisions set forth in Section 2.4 of the Loan Agreement) and this letter agreement, Sunrock agrees to make Loans to Borrower from and after the date hereof and extending through June 1, 1999, in an amount up to the lesser of:

(a) the Maximum Credit less Loans extended under Section 2.1 of the Loan Agreement; and

(b) the lesser of: (i) the sum of (A) twenty percent (20%) of the Value of Eligible Inventory and (B) twenty percent (20%) of the Value of Eligible In-Transit Inventory; or (ii) one million dollars ($1,000,000).


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The Loans provided for in this letter agreement shall bear interest in accordance with the Loan Agreement without regard to the terms of Section 3.1(a)(ii), until such time as an Event of Default shall occur.

         The Loans provided for herein are in lieu of all Loans under Section 2.2(ii) of the Loan Agreement during the period commencing on the date hereof and extending through June 1, 1999. In no event shall Sunrock be requested or required to make any Loans to the Borrower pursuant to Section 2.2 of the Loan Agreement during the period commencing on the date hereof and extending through June 1, 1999. If an Event of Default shall occur during the period commencing on the date hereof and extending through June 1, 1999, the provisions of this letter agreement (other than the fee required to be paid pursuant to the next following paragraph, which shall be fully earned upon the execution of this letter agreement by the Borrower) shall terminate immediately, and the rights of Borrower and Sunrock shall be determined without reference to this letter agreement.

         For and in consideration of the foregoing agreements of Sunrock, the Borrower hereby agrees to pay to Sunrock a fee in an amount equal to $5,000.00 on June 10, 1999; provided, however, such fee shall be waived in the event: (a) the Borrower shall have received a cash equity contribution of at least $3.8 million on or before June 10, 1999; (b) no Event of Default shall have occurred from and after the date hereof through June 1, 1999; and (c) the Borrower shall be in compliance with its applicable borrowing limitations under the Loan Agreement as of June 1, 1999 (without regard to the Loans provided for herein).

         Except as expressly set forth above, nothing contained in this letter agreement or any other communication between Sunrock and the Borrower constitutes a waiver or amendment of any term or provision of the Loan Agreement or any other agreements entered into in connection therewith (collectively, the "Loan Documents"). Similarly, nothing contained in this letter agreement shall directly or indirectly in any way whatsoever either: (a) impair, prejudice or otherwise adversely affect Sunrock's right at any time to exercise any right, privilege or remedy in connection with the Loan Agreement or any other Loan Document (including, without limitation, the right of Sunrock to establish Availability Reserves pursuant to Section 2.5 of the Loan Agreement at any time); or (b) constitute any agreement, course of dealing or other basis for altering any obligation of Borrower under the Loan Agreement or any other Loan Document.

         Except as otherwise expressly provided herein, the Loan Agreement remains in full force and effect. The Borrower hereby represents and warrants that no Event of Default is continuing as of the date hereof.

         This letter agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute one and the same letter agreement. Delivery of an executed copy of this letter agreement by facsimile transmission shall have the same effect as delivery of an originally executed copy of this letter agreement, whether an originally executed copy shall be delivered subsequent thereto.
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         This letter agreement is executed as of the date first written above.

                                                   Very truly yours,

                                                   SUNROCK CAPITAL CORP.


                                                   By: /s/ Robert J. Katcha
                                                      -------------------------
                                                   Name: Robert J. Katcha
                                                   Title: Senior Vice President

AGREED AND ACKNOWLEDGED:

DSI TOYS, INC.


By: /s/ M. D. Davis
   ----------------
Name: M. D. Davis
Title: CEO